EXHIBIT 99.1

DEVRY INC.

NONQUALIFIED STOCK OPTION AGREEMENT

THIS AGREEMENT, made and entered into as of {enter date of agreement} (the “Grant Date”) by and between DeVry Inc. (the “Company”) and «Participant» (the “Participant”);

                                                WITNESSETH THAT:

WHEREAS, the Company maintains the DeVry Inc. 2003 Stock Incentive Plan (the “Plan”); and

WHEREAS, the Participant is an employee of the Company or one of its subsidiaries and was selected by the Company’s Plan Committee (the “Committee”) to receive the grant of an option under the Plan;

NOW, THEREFORE, the Company and the Participant hereby agree as follows:

1.
Grant; Option Price. This Agreement evidences the grant to the Participant, pursuant to the terms of the Plan, of an option (the “Option”) to purchase a total of «Shares» shares of the Company’s Common Stock. The purchase price of each share of Common Stock subject to the Option shall be ${enter price}. The award is not intended to be, and will not be treated as, an incentive stock option as that term is described in section 422(b) of the Internal Revenue Code of 1986, as amended.

2.
Vesting and Expiration of Option. Subject to the terms and conditions of this Agreement, the Option shall become exercisable (or become vested) as per the attached Notice of Grant of Stock Options and Option Agreement (the “Notice”). All rights with respect to the Option shall automatically terminate on the “Expiration Date,” which shall be the Expiration Date set forth in the Notice. Notwithstanding the foregoing (but subject to paragraph 3 hereof), no portion of the Option shall become exercisable (or become vested) after the Participant’s employment by the Company or its subsidiaries terminates for any reason.

3.
Accelerated Vesting. Notwithstanding the provisions of paragraph 2 hereof, the Option shall become fully exercisable (or become fully vested) if, prior to the Expiration Date, the Participant’s employment with the Company or its subsidiaries is terminated due to Retirement (as defined below) or, if, while the Participant is employed by the Company or its subsidiaries, (a) the Participant dies, (b) the Participant becomes Disabled (as defined below), or (c) a Change in Control (as defined below) occurs. For purposes of this Agreement:

(1)
a Participant’s employment shall be considered to have been terminated due to “Retirement” if his termination occurs on or after the date on which he attains age 60 and completes at least 10 years of service;

(2)
a Participant shall be considered to be “Disabled” if he is determined by the Plan Committee to be disabled and eligible to receive long-term disability benefits if Participant were a participant in the Company’s long-term disability plan, regardless of whether the Participant is an actual participant in such plan; and

(3)	a “Change in Control” shall occur upon the first to occur of the following events:

(i)	the sale or disposition by the Company of all or substantially all of the assets of the Company (or any transaction having a similar effect),

(ii)
 the consummation of a merger or consolidation of the Company with any other entity other than (A) a merger or consolidation which would result in the voting  interests of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting interests of the surviving entity) at least 50% of the combined voting power of the voting interests of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction), or

(iii)
 the acquisition, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule13d-3 promulgated under the Exchange Act) of 50% or more of the then outstanding voting interests of the Company but excluding, for this purpose, any such acquisition by the Company or any of its affiliates, or by any employee benefit plan (or related trust) of the Company or any of its affiliates.

4.
Exercise. After the Option becomes exercisable (or becomes vested) pursuant to paragraphs 2 or 3 and prior to the Expiration Date, the Option may be exercised in whole or in part by filing a written notice with the Secretary of the Company at its corporate headquarters. The exercise notice must be filed prior to the Expiration Date, must specify the number of shares of Common Stock which the Participant elects to purchase and must be accompanied by payment of the purchase price (including any applicable withholding taxes) for such shares of Common Stock indicated by the Participant’s election. Payment of the purchase price (and any applicable withholding taxes) shall be by cash or check payable to the Company, or by delivery of shares of Common Stock having an aggregate Fair Market Value (as that term is defined in the Plan, and valued as of the date of exercise) that is equal to the purchase price for the shares of Common Stock and that have been held by the Participant for at least six months, or any combination thereof.

5.	Transferability. The Option shall be transferable in any manner permitted by the Plan and applicable law.

6.
Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, subject to approval of the Compensation Committee of the Company’s Board of Directors, and the Committee and the Compensation Committee shall have all of the powers with respect to this Agreement as with respect to the Plan. Any interpretation of, or decision with respect to, this Agreement made by the Committee, subject to the approval of the Compensation Committee, shall be final and binding on all persons.

7.
Plan Governs. Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company.

8.
Successors. This Agreement shall be binding upon and shall inure to the benefit of any assignee or successor in the interest of the Company, and shall be binding upon and inure to the benefits of any estate, legal representative, beneficiary or heir of the Participant.

9.
Participant and Shareholder Status. This Agreement does not constitute a contract of continued service and does not give the Participant the right to be retained as an employee of the Company. This Agreement does not confer upon the Participant any right as a shareholder of the Company prior to the issuance of Common Stock pursuant to the exercise of the Option.

10.	Amendment. This Agreement may be amended by written agreement of the Participant and the Committee, subject to the approval of the Compensation Committee.

11.	Defined Terms. Unless the context clearly implies or indicates the contrary, a word, term or phrase used or defined in the Plan is similarly used or defined for purposes of this Agreement.

IN WITNESS WHEREOF, the Participant has hereunto set his or her hand and the Company has caused these presents to be executed in its name and on its behalf, all as of the date first above written.

__________________________
«Participant»

DeVry Inc.

____________________________
{enter name for Plan Committee}